SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 1, 2005

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:                        (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Rubio’s Restaurants, Inc. (the “Company”) approved the acceleration of the unvested portion of certain stock options held by the executive officers of the Company and recommended that the Board of Directors take similar action with respect to all other employees of the Company. The options have exercise prices greater than $9.44, the closing price of the Company’s common stock as quoted on the Nasdaq National Market on August 31, 2005, and would have vested and become exercisable from time to time over the next 52 months. As a result of the acceleration, all of these options became immediately exercisable. All other terms and conditions applicable to outstanding stock option grants remain in effect.

The options that were accelerated included those listed below held by the executive officers of the Company:

Name/Title	No. of Shares Subject to Options	Exercise Price
Sheri Miksa, President and Chief Executive Officer	100,000	$10.00
John Fuller, Chief Financial Officer	30,000	$12.10
Carl Arena, VP Development	75,000	$11.02
Gerry Leneweaver, VP People Services	75,000	$9.70
Total	280,000

The Committee’s decision to accelerate the vesting of the affected stock options was based upon the issuance by the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which requires the Company, effective as of the beginning of the first fiscal quarter of 2006, to record compensation cost as expense for the portion of outstanding unvested awards, based on the fair value of those awards on the date of grant. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would have been required to recognize in its consolidated statements of income pursuant to FAS 123R by approximately $1.1 million over the next 4 fiscal years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 7, 2005

RUBIO’S RESTAURANTS, INC.

By:	/s/ John Fuller
John Fuller
Chief Financial Officer